SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                Amendment No.  1
                                              ---
                    Under the Securities Exchange Act of 1934

                             EXTREME NETWORKS, INC.
                            -----------------------
                                (Name of Issuer)

                                  Common Stock
                            -----------------------
                         (Title of Class of Securities)
                                    30226D106
                            -----------------------
                                 (CUSIP Number)

                                  Austin Grose
                            One First Street, Suite 2
                               Los Altos, CA 94022
                                 (650) 917-5905
                   -----------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                September 3, 1999
                   -----------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 14 pages

CUSIP No.  30226D106                                             13D                                              Page 2 of 14 Pages
------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      Associated Venture Investors III, L.P.
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a):
                                                                                        (b)X
------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds*

      WC
------------------------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If  Disclosure  Of Legal  Proceedings  Is  Required  Pursuant To Items 2(d) Or 2(e):

------------------------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

      California
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                                (7)     Sole Voting Power             711,251
Beneficially Owned
By Each Reporting
Person With                                                                     (8)     Shared Voting Power           -0-


                                                                                (9)     Sole Dispositive Power        711,251


                                                                                (10)    Shared Dispositive Power      -0-


  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  711,251
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

------------------------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                  1.45%
------------------------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  PN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  30226D106                                             13D                                              Page 3 of 14 Pages
------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      AVI - Silicon Valley Partners, L.P.
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a):
                                                                                        (b)X
------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds*

      AF
------------------------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If  Disclosure  Of Legal  Proceedings  Is  Required  Pursuant To Items 2(d) Or 2(e):

------------------------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

      California
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                                (7)     Sole Voting Power             48,933
Beneficially Owned
By Each Reporting
Person With                                                                     (8)     Shared Voting Power           -0-


                                                                                (9)     Sole Dispositive Power        48,933


                                                                                (10)    Shared Dispositive Power      -0-


  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  48,933
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

------------------------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                  0.10%
------------------------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  PN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  30226D106                                             13D                                              Page 4 of 14 Pages
------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      AVI Partners Growth Fund II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a):
                                                                                        (b)X
------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds*

      WC
------------------------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):

------------------------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

      California
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                                (7)     Sole Voting Power             130,488
Beneficially Owned
By Each Reporting
Person With                                                                     (8)     Shared Voting Power           -0-


                                                                                (9)     Sole Dispositive Power        130,488


                                                                                (10)    Shared Dispositive Power      -0-


  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  130,488
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

------------------------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                  0.27%
------------------------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  PN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  30226D106                                             13D                                              Page 5 of 14 Pages
------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      AVI Management Partners III, L.P.
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a):
                                                                                        (b)X
------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds*

      WC
------------------------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):

------------------------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

      California
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                                (7)     Sole Voting Power             890,672
Beneficially Owned
By Each Reporting
Person With                                                                     (8)     Shared Voting Power           -0-


                                                                                (9)     Sole Dispositive Power        890,672


                                                                                (10)    Shared Dispositive Power      -0-


  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  890,672
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

------------------------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                  1.82%
------------------------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  PN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  30226D106                                             13D                                              Page 6 of 14 Pages
------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      AVI Capital, L.P.
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a):
                                                                                        (b)X
------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds*

      WC
------------------------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):

------------------------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

      California
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                                (7)     Sole Voting Power             4,415,478
Beneficially Owned
By Each Reporting
Person With                                                                     (8)     Shared Voting Power           -0-


                                                                                (9)     Sole Dispositive Power        4,415,478


                                                                                (10)    Shared Dispositive Power      -0-


  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  4,415,478
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

------------------------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                  9.01%
------------------------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  PN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  30226D106                                             13D                                              Page 7 of 14 Pages
------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      AVI Capital Management, L.P.
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a):
                                                                                        (b)X
------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds*

      WC
------------------------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):

------------------------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

      California
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                                (7)     Sole Voting Power             4,415,478
Beneficially Owned
By Each Reporting
Person With                                                                     (8)     Shared Voting Power           -0-


                                                                                (9)     Sole Dispositive Power        4,415,478


                                                                                (10)    Shared Dispositive Power      -0-


  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  4,415,478
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

------------------------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                  9.01%
------------------------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  PN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  30226D106                                             13D                                              Page 8 of 14 Pages
------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      Peter L. Wolken
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a):
                                                                                        (b)X
------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds*

      AF
------------------------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):

------------------------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

      U.S.A.
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                                (7)     Sole Voting Power             -0-
Beneficially Owned
By Each Reporting
Person With                                                                     (8)     Shared Voting Power           5,306,150


                                                                                (9)     Sole Dispositive Power        -0-


                                                                                (10)    Shared Dispositive Power      5,306,150


  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  5,306,150
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

------------------------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                  10.83%
------------------------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  IN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  30226D106                                             13D                                              Page 9 of 14 Pages
------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      Brian J. Grossi
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a):
                                                                                        (b)X
------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds*

      AF
------------------------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):

------------------------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

      U.S.A.
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                                (7)     Sole Voting Power             -0-
Beneficially Owned
By Each Reporting
Person With                                                                     (8)     Shared Voting Power           5,306,150


                                                                                (9)     Sole Dispositive Power        -0-


                                                                                (10)    Shared Dispositive Power      5,306,150


  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  5,306,150
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

------------------------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                  10.83%
------------------------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  IN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  30226D106                                             13D                                             Page 10 of 14 Pages
------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      Barry M. Weinman
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a):
                                                                                        (b)X
------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds*

      AF
------------------------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):

------------------------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

      U.S.A.
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                                (7)     Sole Voting Power             -0-
Beneficially Owned
By Each Reporting
Person With                                                                     (8)     Shared Voting Power           5,306,150


                                                                                (9)     Sole Dispositive Power        -0-


                                                                                (10)    Shared Dispositive Power      5,306,150


  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  5,306,150
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

------------------------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                  10.83%
------------------------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  IN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                             Page 11 of 14 Pages

ITEM 1.  SECURITY AND ISSUER

         Class of Securities:               Common Stock

         Issuer:                            Extreme Networks, Inc.

         Principal Address:                 3585 Monroe Street
                                            Santa Clara, California 95051

ITEM 2.  IDENTITY AND BACKGROUND

         (a)-(c) The undersigned hereby file this Amendment to Schedule 13D on behalf of Associated Venture Investors III, L.P. ("AVI III"), AVI - Silicon Valley Partners, L.P. ("AVISVP"), AVI Partners Growth Fund II, L.P. ("AVGPF II"), AVI Management Partners III, L.P. ("AVIMP III"), AVI Capital, L.P. ("AVIC"), AVI Capital Management, L.P. ("AVICM"), Peter L. Wolken ("PLW"), Brian
J. Grossi ("BJG") and Barry M. Weinman ("BMW"). The principal business and office address for each of the above is One First Street, Suite 2, Los Altos, California 94022. AVI III, AVISVP, AVIPGFII and AVIC are venture capital investment partnerships. AVIMP III is the general partner of AVI III, AVISVP and AVIPGFII. AVICM is the general partner of AVIC. PLW, BJG and BMW are general partners of AVIMP III and AVICM.

         (d)-(e)  Not Applicable

         (f) AVIIII, AVISVP, AVIPGFII, AVIMP III, AVIC and AVICM are California limited partnerships. PLW, BJG and BMW are citizens of the United States.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The purchases by AVI III, AVISVP, AVIPGFII and AVIC were made from working capital.

ITEM 4.  PURPOSE OF TRANSACTION

         The acquisitions of the securities of the Issuer by AVI III, AVISVP, AVIPGFII and AVIC were made for investment.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a)
                  AVI III is the direct beneficial owner of 711,251 shares of Common Stock, or approximately 1.45% of the shares deemed outstanding by the Issuer (48,991,163) as reported n the Company's 10Q for the first quarter of 1999. AVISVP is the direct beneficial owner of 48,933 shares of Common Stock, or approximately 0.10% of the shares deemed outstanding by the Issuer (48,991,163) as reported n the Company's 10Q for the first quarter of 1999. AVIPGFII is the direct beneficial owner of 130,488 shares of Common Stock, or approximately 0.27% of the shares deemed outstanding by the Issuer (48,991,163) as reported n the
         Company's 10Q for the first quarter of 1999. AVIC is the direct beneficial owner of 4,415,478 shares of Common Stock, or approximately 9.01% of the shares deemed outstanding by the Issuer (48,991,163) as reported n the Company's 10Q for the first quarter of 1999. On July 28, 1999, July 29, 1999, August 3, 1999, August 4, 1999, August 5, 1999,
         August 6, 1999,  August 9,  1999,  August 30,  1999,  August 31,  1999,
         September 1, 1999, September 2, 1999 and September 3, 1999, AVI III sold 9,380, 2,278, 2,680, 268, 18,090, 6,700, 9,443, 7,372, 8,376,
         2,680, 28,145 and 3,035 shares, respectively, of the Company's Common Stock. On July 28, 1999, July 29, 1999, August 3, 1999, August 4, 1999,
         August 5, 1999, August 6, 1999, August 9, 1999, August 30, 1999, August 31, 1999, September 1, 1999, September 2, 1999 and September 3, 1999, AVISVP sold 651, 158, 186, 19, 1,256, 465, 625, 508, 577, 185, 1,944
         and 198 shares, respectively, of the Company's Common Stock. On July 28, 1999, July 29, 1999, August 3, 1999, August 4, 1999, August 5,
         1999, August 6, 1999, August 9, 1999, August 30, 1999, August 31, 1999,
         September 1, 1999, September 2, 1999 and September 3, 1999,

                                                             Page 12 of 14 Pages

         AVIPGFII sold 1,722, 418, 492, 49, 3,321,  1,230,  1,728, 1,353, 1,538,
         492, 5,165 and 553 shares, respectively, of the Company's Common Stock. On July 28, 1999, July 29, 1999, August 3, 1999, August 4, 1999, August
         5, 1999,  August 6, 1999,  August 9, 1999,  August 30, 1999, August 31,
         1999, September 1, 1999, September 2, 1999 and September 3, 1999, AVIC sold 58,247, 14,146, 16,642, 1,664, 112,333, 41,605, 58,559, 45,767,
         52,009,  16,643,  174,746  and  18,803  shares,  respectively,  of  the
         Company's Common Stock.

         (b)

                  The general partner of AVI III, AVISVP and AVIPGFII, AVIMP III, manages the shares held by AVI III, AVISVP and AVIPGFII. The general partner of AVIC, AVICM, manages the shares held by AVIC. PLW, BJG and BMW, acting together, have the power to direct the vote and/or disposition of the shares held by AVI III, AVISVP, AVIPGFII and AVIC.

         (c)
                  Transactions effected in the past 60 days by the persons listed in Item 2 are disclosed in (a) above.

         (d)
                  Except as described in this Schedule 13D Statement, no person has the power to direct the receipt of dividends on or the proceeds of sales of the shares of Common Stock owned by AVI III, AVISVP, AVIPGFII and AVIC.

         (e)
                  Not Applicable

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SECURITIES OF THE ISSUER

         To the best knowledge of the undersigned, there are no contracts, understandings, arrangements, or relationships (legal or otherwise) giving the persons named in Item 2 and between such persons and any other person with respect to the securities of Issuer, including, but not limited to, transfer or voting of any of the Issuer's securities, finder's fees, joint ventures, loan or option agreement, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

ITEM 7.  EXHIBITS

                  Exhibit A:  Joint Filing Statement.

                                                             Page 13 of 14 Pages

                                    SIGNATURE

         After reasonable  inquiry and to the best of my knowledge and belief, I certify that the information  set forth in this statement is true,  complete and correct.
Associated Venture Investors III, L.P.             AVI Management Partners III, L.P.

By:   AVI Management Partners III, L.P.
      Its General Partner                          By:           /s/ Peter L. Wolken
                                                         -----------------------------------
                                                         General Partner

By:            /s/ Peter L. Wolken
      -----------------------------------
      General Partner

Associated Venture Investors III, L.P.             AVI Capital, L.P.

By:   AVI Management Partners III, L.P.            By:   AVI  Capital Management, L.P.
      Its General Partner                                Its General Partner


By:            /s/ Peter L. Wolken                 By:           /s/ Peter L. Wolken
      -----------------------------------                -----------------------------------
      General Partner                                    General Partner

AVI - Silicon Valley Investors, L.P.               AVI  Capital Management, L.P.

By:   AVI Management Partners III, L.P.
      Its General Partner
                                                   By:           /s/ Peter L. Wolken
                                                         -----------------------------------
                                                         General Partner
By:            /s/ Peter L. Wolken
      -----------------------------------
      General Partner

AVI Partners Growth Fund II, L.P.

By:   AVI Management Partners III, L.P.
      Its General Partner


By:            /s/ Peter L. Wolken
      -----------------------------------
      General Partner


               /s/ Peter L. Wolken                          /s/ Brian J. Grossi
      -----------------------------------          -----------------------------------
      Peter L. Wolken                              Brian J. Grossi



               /s/ Barry M. Weinman
      -----------------------------------
      Barry M. Weinman

                                       13

                                    EXHIBIT A                Page 14 of 14 Pages

                             Joint Filing Statement

         We, the  undersigned,  hereby  express our agreement  that the attached
Amendment No. 1 to Schedule 13D is filed on behalf of each of us.
Associated Venture Investors III, L.P.             AVI Management Partners III, L.P.

By:   AVI Management Partners III, L.P.
      Its General Partner                          By:           /s/  Peter L. Wolken
                                                         -----------------------------------
                                                         General Partner

By:            /s/ Peter L. Wolken
      -----------------------------------
      General Partner

Associated Venture Investors III, L.P.             AVI Capital, L.P.

By:   AVI Management Partners III, L.P.            By:   AVI Capital Management, L.P.
      Its General Partner                                Its General Partner


By:            /s/ Peter L. Wolken                 By:           /s/ Peter L. Wolken
      -----------------------------------                -----------------------------------
      General Partner                                    General Partner

AVI - Silicon Valley Investors, L.P.               AVI Capital Management, L.P.

By:   AVI Management Partners III, L.P.
      Its General Partner
                                                   By:           /s/ Peter L. Wolken
                                                         -----------------------------------
                                                         General Partner
By:            /s/ Peter L. Wolken
      -----------------------------------
      General Partner

AVI Partners Growth Fund II, L.P.

By:   AVI Management Partners III, L.P.
      Its General Partner


By:            /s/ Peter L. Wolken
      -----------------------------------
      General Partner


               /s/  Peter L. Wolken                        /s/ Brian J. Grossi
      -----------------------------------          -----------------------------------
      Peter L. Wolken                              Brian J. Grossi


               /s/ Barry M. Weinman
      -----------------------------------
      Barry M. Weinman


                                       14